news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 29, 2016

Chevron Reports Second Quarter Loss of $1.5 Billion

•	Impairments and lower crude oil prices reduce earnings

•	Continued progress on spend reduction and major growth projects

San Ramon, Calif., July 29, 2016 – Chevron Corporation (NYSE: CVX) today reported a loss of $1.5 billion ($0.78 per share – diluted) for second quarter 2016, compared with earnings of $571 million ($0.30 per share – diluted) in the second quarter of 2015. Included in the quarter were impairments and other non-cash charges totaling $2.8 billion, partially offset by gains on asset sales of $420 million. Foreign currency effects increased earnings in the 2016 second quarter by $279 million, compared with a decrease of $251 million a year earlier.
Sales and other operating revenues in second quarter 2016 were $28 billion, compared to $37 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Earnings by business segment
Upstream	$(2,462)	$(2,219)	$(3,921)	$(659)
Downstream	1,278	2,956	2,013	4,379
All Other	(286)	(166)	(287)	(582)
Total (1)(2)	$(1,470)	$571	$(2,195)	$3,138
(1) Includes foreign currency effects	$279	$(251)	$(40)	$329
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“The second quarter results reflected lower oil prices and our ongoing adjustment to a lower oil price world,” said Chairman and CEO John Watson. “In our upstream business, we recorded impairment and other charges on certain assets where revenue from expected oil and gas production is expected to be insufficient to recover costs. Our downstream business continued to perform well.”
“We continue to make progress towards our goal of getting cash balanced,” Watson added. “Our operating expenses and capital spending were reduced over $6 billion from the first six months of 2015.”
“In addition, we’re bringing our major capital projects to completion,” Watson stated. “We have restarted LNG production and cargo shipments at Gorgon and Angola LNG, and started up the third train at the Chuandongbei Project in China. Construction at our other key projects is progressing, and we expect additional start-ups later this year. As these projects continue to ramp up, they are expected to increase net cash generation in future quarters."

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“We recently announced the final investment decision on the Future Growth and Wellhead Pressure Management Project at Tengiz in Kazakhstan,” Watson added. “The project represents an excellent opportunity for the company. It builds on our strong track record at Tengiz and is expected to create future value for our shareholders.”

UPSTREAM
Worldwide net oil-equivalent production was 2.53 million barrels per day in second quarter 2016, compared with 2.60 million barrels per day from a year ago. Production increases from project ramp-ups in the United States, Angola, Canada and other areas were more than offset by normal field declines, the effect of asset sales, the Partitioned Zone shut-in, maintenance-related downtime, and the effects of civil unrest in Nigeria.

U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Earnings	$(1,113)	$(1,038)	$(1,963)	$(1,498)
U.S. upstream operations incurred a loss of $1.11 billion in second quarter 2016 compared with a loss of $1.04 billion from a year ago. The decrease in earnings was due to lower crude oil and natural gas realizations, partially offset by lower depreciation, operating and exploration expenses. In both quarters, depreciation expense was impacted by a similar amount of impairments and other charges.
The company’s average sales price per barrel of crude oil and natural gas liquids was $36 in second quarter 2016, down from $50 a year ago. The average sales price of natural gas was $1.21 per thousand cubic feet in second quarter 2016, compared with $1.92 in last year’s second quarter.
Net oil-equivalent production of 682,000 barrels per day in second quarter 2016 was down 48,000 barrels per day from a year earlier. Production increases due to project ramp-ups in the Marcellus Shale in western Pennsylvania, the Gulf of Mexico, and the Permian Basin in Texas and New Mexico were more than offset by the effect of asset sales, maintenance-related downtime, and normal field declines. The net liquids component of oil-equivalent production in second quarter 2016 decreased 2 percent to 501,000 barrels per day, while net natural gas production decreased 17 percent to 1.09 billion cubic feet per day.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Earnings*	$(1,349)	$(1,181)	$(1,958)	$839
*Includes foreign currency effects	$329	$(146)	$31	$376
International upstream operations incurred a loss of $1.35 billion in second quarter 2016 compared with a loss of $1.18 billion a year ago. The decrease in earnings was due to lower crude oil and natural gas realizations, higher impairments and other charges, and lower gains on asset sales. Partially offsetting these effects were lower exploration and operating expenses. Foreign currency effects increased earnings by $329 million in the 2016 second quarter, compared with a decrease of $146 million a year earlier.

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The average sales price for crude oil and natural gas liquids in second quarter 2016 was $40 per barrel, down from $56 a year earlier. The average price of natural gas was $3.93 per thousand cubic feet in the quarter, compared with $4.48 in last year’s second quarter.
Net oil-equivalent production of 1.85 million barrels per day in second quarter 2016 decreased 20,000 barrels per day, or 1 percent, from a year ago. Production increases from project ramp-ups in Angola, Canada and other areas were more than offset by normal field declines, the Partitioned Zone shut-in and the effects of civil unrest in Nigeria. The net liquids component of oil-equivalent production decreased 2 percent to 1.19 million barrels per day in the 2016 second quarter, while net natural gas production was essentially unchanged at 3.94 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Earnings	$537	$731	$784	$1,437
U.S. downstream operations earned $537 million in second quarter 2016 compared with earnings of $731 million a year earlier. The decrease in earnings was primarily due to lower margins on refined product sales and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC. Partially offsetting this decrease were lower operating expenses and higher gains on asset sales.
Refinery crude oil input in second quarter 2016 increased 4 percent to 955,000 barrels per day from the year-ago period.
Refined product sales of 1.26 million barrels per day were up 3 percent from second quarter 2015, mainly due to higher jet fuel sales. Branded gasoline sales of 544,000 barrels per day were up 2 percent from the 2015 period.

International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Earnings*	$741	$2,225	$1,229	$2,942
*Includes foreign currency effects	$(26)	$(103)	$(74)	$(49)
International downstream operations earned $741 million in second quarter 2016 compared with $2.23 billion a year earlier. The decrease in earnings was primarily due to the absence of a $1.6 billion gain from the sale of the company’s interest in Caltex Australia Limited in second quarter 2015, partially offset by second quarter 2016 asset sales gains. Lower margins on refined product sales also contributed to the decline. Foreign currency effects decreased earnings by $26 million in second quarter 2016, compared with a decrease of $103 million a year earlier.
Refinery crude oil input of 764,000 barrels per day in second quarter 2016 decreased
1 percent from the year-ago period.
Total refined product sales of 1.45 million barrels per day in second quarter 2016 were down 2 percent from the year-ago period due to lower gasoline and gas oil sales.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2016	2015	2016	2015
Net Charges*	$(286)	$(166)	$(287)	$(582)
*Includes foreign currency effects	$(24)	$(2)	$3	$2
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2016 were $286 million, compared with $166 million a year earlier. The change between periods was mainly due to higher tax items and interest expense, partially offset by the absence of second quarter 2015 charges related to reductions in corporate staffs and lower environmental expenses.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2016 was $3.7 billion, compared with $9.5 billion in the corresponding 2015 period. Excluding working capital effects, cash flow from operations in 2016 was $5.8 billion, compared with $11.6 billion in the corresponding 2015 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2016 were $12.0 billion, compared with $17.3 billion in the corresponding 2015 period. The amounts included $1.7 billion in 2016 and $1.5 billion in 2015 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in second quarter 2016.

# # #
NOTICE
Chevron’s discussion of second quarter 2016 earnings with security analysts will take place on Friday, July 29, 2016, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track,” “goals,” “objectives” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ

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materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 23 of the company’s 2015 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2016	2015	2016	2015

Sales and other operating revenues *	$27,844	$36,829	$50,914	$69,144
Income from equity affiliates	752	1,169	1,328	2,570
Other income	686	2,359	593	3,201
Total Revenues and Other Income	29,282	40,357	52,835	74,915
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	15,278	20,541	26,503	37,734
Operating, selling, general and administrative expenses	6,087	7,247	12,489	13,586
Exploration expenses	214	1,075	584	1,667
Depreciation, depletion and amortization	6,721	6,958	11,124	11,369
Taxes other than on income *	2,973	3,173	5,837	6,291
Interest and debt expense	79	—	79	—
Total Costs and Other Deductions	31,352	38,994	56,616	70,647
Income (Loss) Before Income Tax Expense	(2,070)	1,363	(3,781)	4,268
Income tax expense (benefit)	(607)	755	(1,611)	1,060
Net Income (Loss)	(1,463)	608	(2,170)	3,208
Less: Net income attributable to noncontrolling interests	7	37	25	70
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(1,470)	$571	$(2,195)	$3,138

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(0.78)	$0.30	$(1.17)	$1.68
- Diluted	$(0.78)	$0.30	$(1.17)	$1.67
Dividends	$1.07	$1.07	$2.14	$2.14

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,871,995	1,867,561	1,870,885	1,867,110
- Diluted	1,871,995	1,876,705	1,870,885	1,876,603

* Includes excise, value-added and similar taxes.	$1,784	$1,965	$3,436	$3,842

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Upstream
United States	$(1,113)	$(1,038)	$(1,963)	$(1,498)
International	(1,349)	(1,181)	(1,958)	839
Total Upstream	(2,462)	(2,219)	(3,921)	(659)
Downstream
United States	537	731	784	1,437
International	741	2,225	1,229	2,942
Total Downstream	1,278	2,956	2,013	4,379
All Other (1)	(286)	(166)	(287)	(582)
Total (2)	$(1,470)	$571	$(2,195)	$3,138

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2016	Dec. 31, 2015
Cash and Cash Equivalents	$8,764	$11,022
Marketable Securities	$320	$310
Total Assets	$261,478	$264,540
Total Debt	$45,085	$38,549
Total Chevron Corporation Stockholders' Equity	$147,163	$152,716

	Six Months Ended June 30
CASH FLOW FROM OPERATIONS	2016	2015
Net Cash Provided by Operating Activities	$3,672	$9,539
Net increase in Operating Working Capital	$(2,091)	$(2,025)
Net Cash Provided by Operating Activities Excluding Working Capital	$5,763	$11,564

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2016	2015	2016	2015
United States
Upstream	$1,204	$1,876	$2,480	$4,194
Downstream	332	531	753	816
Other	53	88	75	151
Total United States	1,589	2,495	3,308	5,161
International
Upstream	3,818	6,114	8,508	11,956
Downstream	116	114	175	189
Other	—	1	1	1
Total International	3,934	6,229	8,684	12,146
Worldwide	$5,523	$8,724	$11,992	$17,307
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$232	$306	$568	$540
International	680	490	1,135	986
Total	$912	$796	$1,703	$1,526

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2016	2015	2016	2015
United States	501	511	495	500
International	1,188	1,211	1,240	1,261
Worldwide	1,689	1,722	1,735	1,761
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,088	1,312	1,177	1,285
International	3,943	3,931	3,994	3,978
Worldwide	5,031	5,243	5,171	5,263
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	682	730	692	714
International	1,846	1,866	1,905	1,924
Worldwide	2,528	2,596	2,597	2,638
SALES OF NATURAL GAS (MMCF/D):
United States	3,154	3,777	3,481	3,957
International	4,503	4,130	4,531	4,286
Worldwide	7,657	7,907	8,012	8,243
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	141	163	135	146
International	92	84	90	95
Worldwide	233	247	225	241
SALES OF REFINED PRODUCTS (MB/D):
United States	1,263	1,229	1,237	1,218
International (5)	1,449	1,478	1,442	1,529
Worldwide	2,712	2,707	2,679	2,747
REFINERY INPUT (MB/D):
United States	955	916	956	918
International	764	774	780	777
Worldwide	1,719	1,690	1,736	1,695

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	43	28	46	39
Venezuela Affiliate	28	29	28	30
(3) Includes natural gas consumed in operations (MMCF/D):
United States	71	66	69	68
International	430	423	430	438
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	362	367	366	426